Exhibit 99.1
July 14, 2006
FOR IMMEDIATE RELEASE
For more information contact:
October Strategies, Inc., 303-471-4511 or 212-459-3729
JUPITER TELECOMMUNICATIONS ANNOUNCES
JUNE 2006 SUBSCRIBER FIGURES
Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (J:COM; JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of June 30, 2006 served by J:COM’s 19 managed franchises increased 13.3% since June 30, 2005. Continuous growth of the subscribing households in existing service areas as well as an addition of newly consolidated managed franchises were attributable to the increase. By June 30, 2006, over 2.2 million subscribing households received at least one of J:COM’s services, which include J:COM TV, J:COM NET and J:COM PHONE. Combined revenue generating units (RGUs) for J:COM exceeded 3.8 million overall, up 548,800 units or 16.5% from the year earlier. In addition, as of June 30, J:COM had 32,000 subscriptions in place for J:COM TV Digital’s High Definition Recorder (HDR) service, and this contributed to the 802,100 subscribing households to J:COM TV Digital. The bundle ratio (the average number of services received per subscribing household) rose to 1.75 from 1.70 of the year earlier. Details follow in the table below:
Year-On-Year Subscribing Household Comparisons: *1

	Revenue Generating Units				Total
					Subscribing
	J:COM TV	J:COM NET	J:COM PHONE	RGU Total	Households
As of June 30, 2006	1,846,000	969,300	1,057,600	3,872,900	2,216,600
	Digital: 802,100
As of June 30, 2005	1,656,400	808,500	859,200	3,324,100	1,955,800
Net year-on-year increase	189,600	160,800	198,400	548,800	260,800
Net increase as percentage	11.4%	19.9%	23.1%	16.5%	13.3%

*1 Rounded to the nearest hundred
Note: The table above references subscribing household totals for companies managed by J:COM.

For reference:
Total consolidated subsidiaries: 17*2 franchises, 33 stations: *3

	Revenue Generating Units				Total
					Subscribing
	J:COM TV	J:COM NET	J:COM PHONE	RGU Total	Households
As of June 30, 2006	1,734,000	920,000	993,700	3,647,700	2,081,200
	Digital: 763,800
As of June 30, 2005	1,546,700	763,600	807,100	3,117,400	1,826,200
Net year-on-year increase	187,300	156,400	186,600	530,300	255,000
Net increase as percentage	12.1%	20.5%	23.1%	17.0%	14.0%

*2 J:COM’s consolidated subsidiaries Urawa Cable TV Network and Media Saitama, merged to become J:COM Saitama on June 1, 2006.
*3 Rounded to the nearest hundred
About J:COM http://www.jcom.co.jp/
Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving over 2.2 million subscribing households (as of June 30, 2006) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 19 managed franchises (as of June 30, 2006) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 8.1 million (as of June 30, 2006). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp.
# # #
Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.